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
                                         UNITED STATES                                   OMB APPROVAL
                             SECURITIES AND EXCHANGE COMMISSION      -------------------------------------------------
                                   Washington, D.C. 20549            OMB Number:                         3235-0058
                                                                     Expires:                     January 31, 2002
                                                                     Estimated average burden
                                                                     hours per response:.............         2.50
                                                                     -------------------------------------------------
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
                                   FORM 12b-25                                              SEC FILE NUMBER

                           NOTIFICATION OF LATE FILING                                         811-09967
                                                                                   -----------------------------------
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                                                                                               CUSIP NUMBER
                                                                                   -----------------------------------
(Check One): [  ]Form 10K    [  ] Form 20-F    [  ] Form 11-K    [  ] Form 10-Q    [X] Form N-SAR
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        For Period Ended:    June 30, 2000
                          ---------------------------
        [  ]  Transition Report on Form 10-K
        [  ]  Transition Report on Form 20-F
        [  ]  Transition Report on Form 11-K
        [  ]  Transition Report on Form 10-Q
        [ X ] Transition Report on Form N-SAR
        For the Transition Period Ended:______________________________________


Read Instructions (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:

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PART I - REGISTRATION INFORMATION

            NBT INVESTMENT COMPANY, INC.
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Full name of Registrant

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Former Name if Applicable

            52 S. Broad Street
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Address of Principal Executive Office (Street and Number)

            Norwich, NY  13815
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR , or portion thereof, will be filed on or before the fifteenth
[X] calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period.

            Unforeseen scheduling conflicts, including a surprise SEC inspection of the Fund the week prior to the Form N-SAR's due date resulted in insufficient time to prepare the Form N-SAR and to complete proper review before filing on August 29, 2000.

PART IV - OTHER INFORMATION

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(1)   Name and telephone number of person to contact in regard to this notification
                  Joe C. Minor                                    (607)                                     337-6262
        ---------------------------------            --------------------------------            --------------------------------
                      Name                                     (Area Code)                             (Telephone Number)

(2)   Have all other periodic reports under Section 13 or 15(d) of the
      Securities Exchange Act of 1934 or Section 30 of the Investment Company
      Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                                                    [X] Yes  [  ] No

                                                (Not Applicable - First Report)
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(3)   It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                                                    [  ] Yes  [X] No
      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          NBT INVESTMENT COMPANY, INC.
    ------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date August 29, 2000             By   /s/Joe C. Minor
     ---------------------          ----------------------


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an excellent officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).


                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T ("232.201 or "232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T ("232.13(b) of this chapter.)